EXHIBIT 5.1

October 12, 2022

Ultimax Digital, Inc.

420 Lexington Avenue

New York, NY 10170

Re: Registration Statement on Form S-1 (File No. 333-267590)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, as amended (the “Registration Statement”), of Ultimax Digital, Inc., a Delaware corporation (the “Company”), filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering of: an underwritten public offering of up to 2,875,000 shares of the Company’s common stock, par value $0.0001per share (the “Shares”) including up to 375,000 shares that may be sold pursuant to the underwriters’ over-allotment option,

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen common stock certificates, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: the Shares, when sold and issued against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.

The opinions expressed herein are subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, liquidated damages, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Cyruli Shanks & Zizmor, LLP

420 Lexington Avenue | Suite 2320 | New York, NY 10170

T (212) 661 6800 | F (212) 661 5350